Exhibit 10.7
ENERGY XXI SERVICES, LLC
2006 STOCK INCENTIVE PLAN
FORM OF RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (the “Agreement”), made as of the ___ day of _____, 2006 (the “Grant Date”), by and between Energy XXI Services, LLC (the “Employer”), and _______________ (the “Grantee”), evidences the grant by the Employer of restricted stock units (“Restricted Stock Units” or “Award”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the Energy XXI Services, LLC 2006 Stock Incentive Plan, as amended or restated from time to time (the “Plan”). The Employer and the Grantee agree as follows:
1. Basis for Award. This Award is made in accordance with Section 4.2 of the Plan. The Grantee hereby receives as of the date hereof an Award of Restricted Stock Units pursuant to the terms of this Agreement (the “Grant”).
2. Stock Units Awarded.
(a) The Employer hereby awards to the Grantee, in the aggregate, _______________Restricted Stock Units.
(b) The Employer shall in accordance with the Plan establish and maintain a Restricted Stock Unit Account for the Grantee, and such account shall be credited with the number of Restricted Stock Units granted to the Grantee. The Restricted Stock Unit Account shall be credited for the value of any securities or other property (including regular cash dividends) distributed to the Employer in respect of the Stock. Any such property shall be subject to the same vesting schedule as the Restricted Stock Units to which they relate.
(c) Until the Restricted Stock Units awarded to the Grantee shall have vested, the Restricted Stock Units and any related securities, cash dividends or other property nominally credited to a Restricted Stock Unit Account shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated.
3. Vesting.
(a) The Restricted Stock Units covered by this Agreement shall vest with respect to 33.33% the Restricted Shares, on each of the first, second and third anniversaries of the Grant Date (the “Vesting Dates”) provided that, Grantee is still employed by the Employer (or any Parent or Subsidiary) on such vesting date. Except as provided in Section 3(b) below, if the Grantee ceases to be employed by the Employer (or any Parent or Subsidiary) for any other reason at any time prior to the lapse of restrictions, the unvested Restricted Stock Units shall automatically be forfeited upon such cessation of employment.
(b) [Insert special provisions for vesting on death, Disability, termination without Cause or Change of Control]

4. Payment. Except as provided below, payment shall be made in cash or Common Stock to the Grantee (at the sole discretion of the Committee) as soon as practicable after the Vesting Date. If and to the extent that payment is made in Common Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Common Stock free of all restrictions hereunder, except for applicable federal securities laws restrictions. Any securities, cash dividends or other property credited to the Restricted Stock Unit Account other than Restricted Stock Units shall be paid in kind, or, in the discretion of the Committee, in cash.
5. Compliance with Laws and Regulations. The issuance of Shares upon vesting of the Restricted Stock Units shall be subject to compliance by the Employer and the Grantee with all applicable requirements of securities laws, other applicable laws and regulations of any stock exchange on which the Shares may be listed at the time of such issuance or transfer. The Grantee understands that the Employer is under no obligation to register or qualify the Shares with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.
6. Tax Withholding. The Employer may deduct from any payment of any kind otherwise due to the Grantee (including payments due when the Restricted Stock Units vest) any federal, state or local taxes of any kind required by law to be withheld with respect to the shares of Restricted Stock Units. Alternatively, the Grantee may no later than the date as of which the Restricted Stock Units vest, pay to the Employer (in cash or to the extent permitted by the Committee, Stock held by the Grantee whose Fair Market Value on the day preceding the date the Restricted Stock Units vests is equal to the amount of the Grantee’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Restricted Stock Units for which the restrictions shall lapse.
7. Nontransferability. This Award is not transferable.
8. No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on the right of the Employer or any of its affiliates to terminate the Grantee’s employment at any time, in absence of a specific written agreement to the contrary.
9. Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
10. Certain Restrictions. By executing this Agreement, Participant acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Employer may reasonably request in order to comply with the terms of this Agreement or the Plan, or securities laws or any other applicable laws, rules or regulations.
11. Amendment and Termination. Except as otherwise provided in the Plan or this Agreement, no amendment or termination of this Agreement shall be made by the Employer without the written consent of the Participant.

12. No Guarantee of Tax Consequences. The Employer makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.
13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Employer and all persons lawfully claiming under Participant.
14. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Agreement.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

ENERGY XXI SERVICES, LLC

By:
Name:
Title:

GRANTEE

By: